Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated August 18, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233P2J4 (reopening)

Reopening Number:	1

Pricing Date:		August 18, 2008

Settlement Date :	August 21, 2008

Maturity Date:		August 17, 2010

Principal Amount:	$25,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.0012% plus $6,056.00 in accrued interest
			from and including August 18, 2008 to but excluding
			November 17, 2008 (equivalent to $25,006,356.00)

Gross Underwriting Spread:  0.02%

All-in Price to Issuer:	99.9812% plus accrued interest from August 18, 2008

Net Proceeds to Issuer:	$24,995,300 plus accrued interest from August 18, 2008
			(or $25,001,356.00)

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 10 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  November 17, 2008

Initial Interest Rate:		3 Month LIBOR determined on August 14, 2008
+ 10 basis points, accruing from August 18, 2008

Interest Payment Dates:	On the 17th of each
				February, May, August, November, and on the
				Maturity Date

Interest Reset Dates:  	The same dates as each Interest Payment Date.  For
			the avoidance of doubt, newly reset interest rates shall apply beginning on and including the Interest
			Reset Date, to but excluding the next Interest Payment
			Date.

Initial Interest
Calculation Period:	Notwithstanding anything to the contrary in the
			Issuer's prospectus and prospectus supplement relating to the offering of these Notes, the first
			Interest Calculation Period will be the period from and including August 18, 2008 to and excluding
			November 17, 2008 (short Initial Interest Calculation
			Period)

Interest Determination Date:  Second London Banking Day preceding
			      each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Deutsche Bank Securities Inc.

DTC Number:		#573

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 7, 2006 and prospectus supplement thereto dated March 7, 2006 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by
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